Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE

September 9, 2020	Company Contact Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacqueline.E.Burwitz@energizer.com

Energizer Holdings, Inc. Provides Update on Fiscal Year 2020 Ahead of Barclays Global Consumer Conference on September 10, 2020

•Reaffirms previous guidance for Fiscal 2020 Adjusted EBITDA, EPS and Free Cash Flow
•Increases fourth quarter organic revenue growth to 3% to 6% with full year organic revenue growth expected to be 1.5% to 2.5%
•Increases Fiscal Year 2020 incremental costs of product sold associated with COVID-19 to approximately $23 million, $5 to $8 million higher than previous guidance.
•Announces $200 million debt repayment on its revolver.

St. Louis, Missouri, September 9, 2020– Energizer Holdings, Inc. (NYSE: ENR) today reaffirms its outlook for Fiscal 2020 of adjusted EBITDA of $575 to $585 million, adjusted diluted earnings per share of $2.45 to $2.55 and adjusted free cash flow to be greater than $300 million. Reflecting continued elevated demand in North American batteries and sustained growth in auto care, the company now expects Fiscal 2020 reported net sales to increase 9.5% to 11% for the full year, including anticipated organic net sales growth of 1.5% to 2.5% for the fiscal year and anticipated organic net sales growth between 3% and 6% for the fourth quarter. In addition, the company now expects that incremental costs of product sold related to COVID-19 will be approximately $23 million for the fiscal year.

The company also announced that it has repaid $200 million on its revolving credit facility as the free cash flow generated by the business continues to be strong.

“To date in the fourth quarter, we are continuing to see elevated demand across each of our categories,” said Alan Hoskins, Chief Executive Officer. “In order to maintain the high service levels our customers expect and deliver the products consumers want and need, we are also incurring incremental manufacturing and product costs, the majority of which we expect to abate in the first half of Fiscal 2021. We are proud of how our team continues to focus to collectively deliver on our guiding principles

- ensuring the health and safety of our colleagues and providing our customers and consumers with essential products when they need them most.”

Energizer’s Response to COVID-19
Energizer’s top priorities are the safety and health of colleagues and maintaining business continuity to meet the needs of its customers and consumers. Given the criticality of Energizer’s products to the medical community, disaster response, and general preparedness needs, Energizer colleagues have worked diligently to support the integrity of the company’s supply chain in order to keep its global manufacturing footprint and network of suppliers operating effectively to ensure a rapid response to serve the needs of customers and consumers.

In order to operate in the safest manner possible, the company is working closely with the appropriate public health officials to follow stated health and safety guidelines in the cities and countries where Energizer operates. All of the company’s manufacturing, distribution, and other facilities are operating under these guidelines while striving to maintain the highest fill rates possible in the current circumstances.
About Energizer:
Energizer Holdings, Inc. (“Energizer”, NYSE: ENR), headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant, and fragrance products. Our portfolio of globally recognized brands include Energizer®, Armor All®, Eveready®, Rayovac®, STP®, Varta®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded consumer products company, Energizer’s mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.
Forward-Looking Statements
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•market and economic conditions;
•market trends in the categories in which we compete;
•the impact of the COVID-19 outbreak on consumer demand, costs, product mix, the availability of our products, our strategic initiatives, our and our partners' global supply chains, operations and routes to market;

•our ability to integrate businesses, to realize the projected results of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all;
•the impact of the acquired businesses on our business operations;
•the success of new products and the ability to continually develop and market new products;
•our ability to attract, retain and improve distribution with key customers;
•our ability to continue planned advertising and other promotional spending;
•our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;
•the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;
•our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;
•financial strength of distributors and suppliers;
•our ability to improve operations and realize cost savings;
•the impact of the United Kingdom’s future trading relationships following its exit from the European Union;
•the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;
•the impact of adverse or unexpected weather conditions;
•uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark;
•the impact of raw materials and other commodity costs;
•the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;
•costs and reputational damage associated with cyber-attacks or information security breaches or other events;
•the impact of advertising and product liability claims and other litigation; and
•compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2019 and our Form 10-Q filed with the Commission on August 5, 2020.

Non-GAAP Measures. The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs and related items, settlement loss on pension plan terminations, loss on extinguishment of debt, and the one-time impact of the CARES Act. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.
We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure for our full year 2020 Outlook:
Adjusted Net Earnings From Continuing Operations and Adjusted Diluted Net Earnings Per Common Share - Continuing Operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, the loss on extinguishment of debt and the one-time impact of the CARES Act.

Fiscal Year 2020 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)
(in millions, except per share data)	Net earnings from continuing operations	EPS from continuing operations
Fiscal Year 2020 - GAAP Outlook	$130	to	$144	$1.64	to	$1.85
Impacts:
Acquisition and integration costs, net of tax benefit	56	to	49	$0.81	to	$0.70
Fiscal Year 2020 - Adjusted Outlook	$186	to	$193	$2.45	to	$2.55
Weighted average shares - Diluted	69.5	69.5

EBITDA is defined as net earnings from continuing operations before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration and share based payments.

Fiscal Year 2020 Outlook Reconciliation - Adjusted EBITDA
(in millions)
Net earnings from continuing operations	$130	to	$144
Income tax provision	27	to	45
Earnings before income taxes	$157	to	$189
Interest expense	205	to	200
Amortization	57	to	56
Depreciation	53	to	50
EBITDA	$472	to	$495
Integration costs	75	to	65
Share-based payments	28	25
Adjusted EBITDA	$575	to	$585

Free Cash Flow is defined as net cash provided by operating activities from continuing operations reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. The expense cash payments are net of the statutory tax benefit associated with the payment. The Company is unable to provide a reconciliation to the full year 2020 Adjusted free cash flow in excess of $300 million due to uncertainty regarding the timing and amount of future acquisition and integration costs and related payments.